Exhibit 99.1

NEWS RELEASE	Susquehanna Bancshares, Inc.
26 North Cedar Street
Lititz, PA 17543-7000
Tel 717-626-4721
INVESTOR RELATIONS CONTRACT:	Fax 717-626-1874
Abram G. Koser, Vice President, Investor Relations

Susquehanna Bancshares, Inc., (717) 625-6305, ir@susquehanna.net

MEDIA CONTACT:

Stephen Trapnell, Corporate Communications Manager

Susquehanna Bancshares, Inc., (717) 625-6548, communications@susquehanna.net

Susquehanna Bancshares, Inc. Completes Repayment of TARP Funds

FOR IMMEDIATE RELEASE: LITITZ, PA, Dec. 22, 2010: Susquehanna Bancshares, Inc. (Susquehanna) (NASDAQ: SUSQ) announced today that it has redeemed the remaining $100 million of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A, issued to the U.S. Treasury pursuant to the Troubled Asset Relief Program Capital Purchase Program in December 2008.

The financial services holding company, which originally received a $300 million investment through the program, repaid $200 million in April 2010.

“Our participation in the Capital Purchase Program was meant to enhance our lending capacity and reinforce our already well-capitalized position during uncertain economic times,” said William J. Reuter, Susquehanna Bancshares Chairman and Chief Executive Officer. “In the past two years, traditional capital markets became available once again, and there are signs that a gradual economic recovery has begun. After two consecutive quarters of improvement in key credit metrics, we believe the time is right to conclude our participation in the Capital Purchase Program.”

“This repayment will save the company more than $5.5 million in annual preferred dividend payments and related costs,” Reuter said. “Susquehanna continues to exceed the requirements for a well-capitalized financial institution, and our focus is on growing deposits and making loans that enable local families and businesses to achieve their financial goals.”

Since receiving the Capital Purchase Program investment in December 2008, Susquehanna Bancshares has paid the U.S. Treasury dividends of more than $23.7 million.

The redemption price included $100 million of the original investment amount plus approximately $0.5 million of accrued and unpaid dividends. The preferred stock that Susquehanna redeemed had a carrying value of $98 million (net of a $2 million unaccreted discount). As a result of the redemption, Susquehanna will accelerate the accretion of the remaining discount in the fourth quarter of 2010, reducing net income available to common shareholders by $2 million.

In conjunction with the company’s participation in the Capital Purchase Program, the U.S. Treasury received warrants for the right to purchase up to 3,028,264 shares of Susquehanna’s common stock at a price of $14.86 per share. Susquehanna also intends to repurchase the warrants in the first quarter of 2011 pursuant to the procedures set forth in the Securities Purchase Agreement between Susquehanna and the U.S. Treasury.

Susquehanna is a financial services holding company with assets of approximately $14 billion. Headquartered in Lititz, Pa., the company provides banking and financial services at more than 220 branch locations in the mid-Atlantic region. Through Susquehanna Wealth Management, the company offers investment, fiduciary, brokerage, insurance, retirement planning, and private banking services, with approximately $6 billion in assets under management and administration. Susquehanna also operates an insurance brokerage and employee benefits company, a commercial finance company and a vehicle leasing company. Investor information may be requested on Susquehanna’s Web site at www.susquehanna.net.

This release includes forward-looking statements as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995. In particular, this release includes a forward-looking statement regarding Susquehanna’s expectations regarding the repurchase of the stock-purchase warrants issued to the U.S. Treasury. Forward-looking statements are subject to certain risks and uncertainties including risks relating to Susquehanna’s ability to agree with the U.S. Treasury on the fair market value of the warrants, its ability to monitor its existing loan portfolio, to find qualified borrowers and to cost-effectively manage its operations, as well as risks relating to changes in consumer confidence, changes in the general economic climate, unforeseen action taken by regulators and the other risks set forth in Susquehanna’s filings with the Securities and Exchange Commission. Susquehanna encourages readers of this release to understand forward-looking statements to be strategic objectives rather than absolute targets of future performance. Forward-looking statements speak only as of the date they are made. Susquehanna does not intend to update publicly any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events except as required by law.

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